Exhibit 99.1

                         ANNUAL STATEMENT OF COMPLIANCE

                  I, Janice Ott Rotunno, a duly elected and acting officer of J.P. Morgan Trust Company, National Association ("Indenture Trustee"), do hereby certify on behalf of the Indenture Trustee, that:

                  1. I have reviewed and examined the performance by the Indenture Trustee of the application of trust money collected by the Indenture Trustee pursuant to Section 5.3 of the Indenture under which the Trust's notes (the "Notes") were issued during the fiscal year ending December 31, 2005 (the "Relevant Year"); and

                  2. Based upon my review and examination described in 1 above, and except as provided in the information furnished by the Indenture Trustee for purposes of the auditor's report delivered pursuant to Section 2.2(a)(x) of the Amended and Restated Administrative Services Agreement dated as of April 27, 2004, between AMACAR Pacific Corp. and Allstate Life Global Funding, to the best of my knowledge, the application of trust money collected by the Indenture Trustee pursuant to Section 5.3 of the Indenture was performed in accordance with the terms of the Indenture throughout the Relevant Year.


J.P. Morgan Trust Company, National Association, as Indenture Trustee


By:       /s/ Janice Ott Rotunno
         -----------------------------------
         Name:  Janice Ott Rotunno
         Title:  Vice President


Date:    March 27, 2006